Exhibit 16.1

March 27, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Creative Realities Inc.’s Form 8-K dated March 27, 2024, and have the following comments:

1.	We agree with the statements made in the paragraphs under the header Dismissal of Independent Registered Public Accounting Firm.

2.	We have no basis on which to agree or disagree with the statements made in the paragraphs under the header Engagement of New Independent Registered Public Accounting Firm.

Sincerely,

/s/ Deloitte and Touche LLP